UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 26, 2018

Viabuilt Ventures Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-188753	None
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

2475 N John Young Pkwy, Orlando, Florida 32804

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (866) 239-0577

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 3.02 below.

Item 3.02. Unregistered Sales of Equity Securities

On December 26, 2018, the Registrant sold one convertible promissory note in the face amount of $383,613 to one accredited investor who is a U.S. Person (the “Lender”). This convertible note was sold in reliance upon Rule 506 of Regulation D of the Securities Act of 1933, as amended. The convertible note evidences a debt due December 24, 2021 that bears interest at a rate of 12% per annum. The Lender may convert part or all of the sums due at any time and from time-to-time, at its discretion, plus accrued interest, into common shares of the Registrant at a conversion price of a 25% discount to the closing market price as of the specified conversion date.

The Lender may not convert any portion of the convertible note where such conversion would result in the Lender having control or ownership over 4.99% of the issued and outstanding shares of the Registrant.

The debt was acquired by the Lender from various prior lenders of the Registrant, such that all debt of the Registrant is now consolidated into one convertible promissory note. The Lender is now the sole holder of all debt outstanding by the Registrant.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Convertible Promissory Note dated December 26, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viabuilt Ventures Inc.

/s/ William Shawn Clark
William Shawn Clark
President, Secretary, Treasurer and Director

Date: January 2, 2019

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